Exhibit 99.1

CBNR Investor Conference Call October 23, 2013

Cubic Energy, Inc. (the “Company”) is an independent upstream energy company engaged in the exploration, production, and development of crude oil and natural gas. The Company’s oil and gas assets are concentrated in Louisiana and Texas The Company has acquired the Gastar Exploration, Ltd (“Gastar”) assets in East Texas and has acquired the assets of a non-operated minority working interest partner Company Overview Cubic’s Legacy Assets – Cotton Valley & Haynesville in NW Louisiana East Texas Asset Location Recent net production of approximately 18.0 MMcfe/d (96.9% natural gas) from 33 operated wells and one non-operated well 31,800 gross (~25,000 net) acres of horizontal oil drilling opportunities, 38% HBP

Transaction Summary Sources & Uses (in Millions) $101.00 Total Uses of Funds $101.0 Total Sources of Funds $5.00 Fees & Expenses $20.35 Working Capital $5.00 Paydown of Existing Debt $4.00 Tauren Exploration Acquisition $19.40 Non-Op Acquisition $35.0 Call Option Funding $47.25 Gastar Exploration Acquisition $66.0 Senior Secured Notes Large, operated acreage position in this emerging play due to developing drilling and completion technology 31,800 (~25,000 net) acres, 38% HBP Primary Cretaceous Targets: Austin Chalk, Subclarksville / Woodbine, Eagle Ford, Buda, Georgetown, Glen Rose Over 125 gross potential horizontal locations when conservatively assuming 160 acre spacing and targeting only one of the multiple prospective horizons Over 30 horizontal Cretaceous re-entry candidates providing up to $60M in anticipated drilling savings Shallow Oil Potential: Premier Position in Eaglebine Play

Disclaimer Certain information presented herein may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”, “project”, “expect”, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, future trends in oil and natural gas prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, dependency on pipelines in which to sell the Company’s production, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s filings with the Securities & Exchange Commission including the form 10-K filed for the fiscal year ended June 30, 2013. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date hereof. Cubic Energy, Inc. 9870 Plano Road Dallas, TX 75238 Phone: 972-686-0369 Donna Luedtke, Investor Relations Website: www.CubicEnergyInc.com OTCQB: CBNR